KPMG LLP
1601 Market Street
Philadelphia, PA 19103-2499


                          Independent Auditors' Consent

The Board of Directors
Republic First Bancorp, Inc.:

     We consent to the incorporation by reference in the registration statement No. 333-602265 on Form S-8 of Republic First Bancorp, Inc. of our report dated January 22, 2002, with respect to the consolidated statements of income, changes in shareholders' equity, and cash flows of Republic First Bancorp, Inc. for the year ended December 31, 2001, which report appears in the December 31, 2003 Annual Report on Form 10-K of Republic First Bancorp, Inc.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 24, 2004